 Exhibit 10.01

January 14, 2008

John Mazur
1625 Dempsey Street
Mclean, VA. 22101

Dear John:

I am pleased to extend to you an offer of employment with ReachLocal, Inc. (the “Company”) as Managing Director, (“MD”), Reach Local Europe (“RLE”) residing in the United Kingdom.  In this capacity, you will be reporting to the Company’s Chief Executive Officer.  With your talent and leadership experience, we look forward to you joining the Company as MD of RLE.

Now, let me clarify the following important points concerning the terms of your employment in the following agreement (the “Agreement”):

1.           Commencement Date. The commencement date will be as of December 31, 2007.

2.           Cash Compensation.

a.           Base Compensation.  During your employment, the Company will pay you a base salary at the rate of £300,000 (British Pounds Sterling). Until such time as you have permanently relocated to the United Kingdom and the Company has established a United Kingdom payroll system, you will be paid the base salary in equivalent US Dollars at the currency exchange rate in effect when each payroll is processed.  Your base compensation will be paid in accordance with the Company’s normal payroll procedures.

b.           Incentive Compensation. The Company will establish a VIP Agent Account to which sales managers, agencies and advertisers for RLE will be linked.  During your employment, the Company will pay you a monthly commission equal to the lesser of (i) 0.5% of the Net Advertising Revenue (as defined below) generated by RLE in that calendar month in excess of One Million Pounds (₤1,000,000) or (ii) Twenty-Five Thousand Pounds (₤25,000).  Commissions will be paid in accordance with the Company’s normal payroll procedures.  “Net Advertising Revenue” shall refer to the total advertising dollars spent on behalf of advertisers or agencies established under your VIP Agent Account and for which the Company has received payment during your employment, less the sum of the following:  (i) any credits, promotional or otherwise, issued to RLE advertisers or agents; (ii) any credit card charge-backs made to RLE advertisers or agencies; (iii) any other payment cancellations made by or on behalf of RLE advertisers or agencies (in each case whether relating to the current or any previous month).

3.           Equity Compensation.  Subject to your execution of this letter and your commencement of work and the conditions set forth below, the Company’s Board of Directors (the “Board”) has granted to you a stock option to purchase 256,340 shares of Common Stock of the Company (the “Option”), representing, as of the date of this letter, 1.0% of the total outstanding shares of the Company, on a fully diluted basis.  The exercise price for the Option is $9.2260, representing the fair market value of the Common Stock of the Company, as determined by the Board.  Such option shall be subject to the terms and conditions of the Company’s Stock Option Plan and related Stock Option Agreement a copy of which is attached hereto and by this reference made a part hereof.  The Stock Option Agreement will, among other things, provide for the vesting of the shares underlying the Option (the “Option Shares”) as follows:  12.5% of the Option Shares will vest on June 30, 2008.  The remaining 87.5% of the Option Shares will vest in equal increments on a monthly basis over the subsequent forty-two (42) months, such that the Option Shares will be fully vested in four (4) years.  In the event of the termination of your employment with RLE (or any successors thereto) (i) by the Company (or such successor) without Cause (as defined below) or (ii) by you for Good Reason (as defined below), an additional 25% of the unvested Option Shares shall immediately vest (or all remaining Option Shares, if less than 25% of the Option Shares are not then vested).  In the event of a termination of your employment with RLE by the Company (or any successors thereto) without Cause within ninety (90) days prior to or six (6) months following a Change of Control (as defined below) all of your Option Shares shall immediately vest.

The grant of the Option is conditional upon your entering into a joint election and/or indemnifying the Company (or your current employing entity) in such form as reasonably determined by the Company from time to time for the whole of any liability for secondary class 1 national insurance contributions (i.e. employer National Insurance contributions) which arises in respect of the Option or its exercise.

On termination of your employment, whether lawfully or in breach of contract, you shall lose all unvested Options and any of the rights or benefits in respect to the unvested Options, except as is specifically set forth herein.  In relation to any awards or options you held immediately prior to such termination of your employment (“Other Awards”) which you would not have lost had your employment not been terminated (for example, you are not employed as at a vesting date and therefore options which would have vested on that date lapse) you shall not be entitled by way of damages, to be compensated for the loss of rights or benefits in respect of the Option or any Other Awards; provided however in the event you are terminated for Cause, and it is subsequently determined to be wrongful by a court of final jurisdiction, your termination shall be treated as without Cause and you shall be entitled to such rights as are enumerated herein for non-Cause terminations.

Definitions:

•
“Change of Control” shall mean a merger or consolidation of the Company with or into another corporation, entity or person, or the sale of all or substantially all of the Company's assets to another corporation, entity or person, where after such merger, consolidation or sale of assets, less than 50% of the capital stock or equity interests in such other corporation, entity or person are owned by persons who owned the capital stock of the Company immediately before such merger, consolidation or sale of assets; provided, however, that neither a transaction whose sole purpose is to change the state of the Company’s incorporation nor an equity financing or series of related transactions in which the Company is the surviving corporation shall constitute a “Change of Control.”

•
“Cause” will exist if you are terminated by the Company for any of the following reasons: (i) your willful failure to substantially perform your duties and responsibilities to the Company, (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused material injury to the Company, (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to which you owe an obligation of nondisclosure as a result of your relationship with the Company, (iv) your willful material breach of any of your obligations under any written agreement or covenant with the Company, (v) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States (or any state thereof) or country where you and the Company engage in business.  Your conviction (or guilty plea) in any other jurisdiction of an offense which is to the material detriment of the Company, (vi) the failure to obtain, by March 15, 2008, entry clearance (i.e. a visa) to work in the United Kingdom for a period of at least, twelve (12) months, or (vii) the loss of your right to work in the United Kingdom.  Notwithstanding the foregoing, (vi) and (vii) shall not constitute Cause if the Company has failed to fulfill its responsibilities with respect to such immigration matters and such failure is the primary cause of the resulting immigration problems.  Notwithstanding anything herein to the contrary, you shall be given written notice of termination for Cause and shall have thirty (30) days in which to cure any infraction, breach or failure to the reasonable satisfaction of the Company, provided that the foregoing notice shall not be required if the infraction, breach or failure is not curable within a thirty (30) day period.

•
“Good Reason” shall mean (i) a material diminution in your title, authority or responsibility with the Company; provided, that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control shall constitute a material diminution in authority or responsibility, (ii) a reduction in your then-current base salary by at least 15%; provided, that an across-the-board reduction in salary level of all other executive employees or consultants in positions similar to yours by the same percentage amount as part of a general salary level reduction approved by the Company Board of Directors shall not constitute “Good Reason,” (iii) a material breach by the Company of any employment or consulting agreement with you or (iv) relocation of your primary place of work outside of London.

4.           Relocation Expenses.

a.           The Company will pay Relocation Expenses to include all reasonable moving expenses (collectively “Reasonable Moving Expenses,” including packing, shipping, insurance, business class or economy airfare for residence site visits with family, permanent move to UK residence by family, job counseling for spouse, education counseling for children, assistance in selling/renting current home and housing allowance in the United States, cost of living, dependent education, etc., in an amount not to exceed £20,000.  The Relocation Expenses will be paid within ten (10) business days of your delivery to the Company of receipts evidencing such expenses.

b.           In the event your employment with the Company is terminated for any reason other than for Cause, the Company will immediately pay you £20,000 to reimburse you for your Reasonable Moving Expenses in connection with moving back to the United States, including temporary housing in the United Kingdom or United States.  Such reimbursement will happen within ten (10) business days after your delivery to the Company of receipts evidencing such expenses.

c.           Please note that the foregoing payments may be considered taxable income to you.

5.           Ex Pat Benefits.

a.           Air Fare.  Upon your relocation to the United Kingdom, once per calendar year, and for so long as you are employed by the Company and living in the United Kingdom, the Company will pay for business class round trip tickets from the United Kingdom to the United States for you, your spouse and your children.  The purchase of such tickets shall be coordinated by the Company.

b.           Home Leave.  In addition to the Company’s standard vacation time and upon your relocation to the United Kingdom and for so long as you are employed by the Company and living in the United Kingdom, you will also be entitled to two (2) weeks of home leave per year.  Such home leave shall not accrue as vacation time under the Company’s policies regarding vacation accrual

c.           Tax Preparation.  For so long as you are employed by the Company and living or working (on a full-time basis) in the United Kingdom on behalf of the Company, the Company will pay you a lump sum payment of US $15,000 on March 1st of each calendar year, commencing on March 1, 2008, to help defray the costs associated with your initial tax planning, financial management and equalization strategy, and annual filing obligations in the United States and United Kingdom.

6.           Immigration Expenses.  The Company will use commercially reasonable efforts, and bear all reasonable expenses (including legal expenses), associated with obtaining, for your benefit, a work visa, or any other work permits, as may be required for you to perform your obligations to the Company.

7.           Medical and Dental Benefits. As an employee, you will be entitled to participate in a Company-sponsored medical and dental plan (the “Health Benefits”).  Coverage under the Health Benefits, if elected by you, will begin the first day of the first month after thirty (30) days following your Commencement Date (the “Coverage Commencement Date”).  While you are paid in US dollars, you will also be entitled to participate in the Company’s 401(k) plan.  Upon your relocation to the United Kingdom and while you are working there, the Company shall provide you with a private medical benefits package reasonably comparable to the benefits provided to the Company’s United States employees.   Notwithstanding anything herein to the contrary, the Company will maintain your Company-sponsored United States medical and dental plan for you, your spouse and dependents throughout your employment.  You will also be entitled to three (3) weeks of vacation per year.

8.           Miscellaneous.

a.
Insurance.  During the employment period, the Company shall provide you with coverage under its current directors’ and officers’ liability to the same extent that it provides such coverage to its other executive officers and directors.   The Company will, in consultation with you, purchase such other insurance as may be reasonably necessary and prudent to cover its European operations.

b.	Business Travel. For all international flights over six (6) hours in length, you will be permitted to fly business class.

c.
Attorney’s Fees. The Company shall reimburse you for fifty percent (50%) of your reasonable legal fees and expenses in connection with the review, negotiation and drafting of this Agreement and related documents up to $10,000.

9.           Nature of Employment/Termination.  Your employment with the Company is at-will, meaning that either you or the Company can terminate it at any time, with or without cause.  Notwithstanding the foregoing, if the Company terminates your employment other than for Cause, or if you terminate your employment for Good Reason, you shall be entitled to receive the following (the “Severance Benefits”):

a.      Salary Continuation.  Your base compensation for a period of six (6) months following the termination of your employment (the “Severance Period) in accordance with the Company’s standard payroll procedures.

b.      Medical Insurance.  For the Severance Period, group medical insurance and dental insurance, on the same terms and conditions as in effect immediately prior to your termination.  Receipt of the foregoing Severance Benefits is contingent upon you (a) signing a reasonable general release of claims against the Company, in a form mutually acceptable to the Company and you, and (b) returning all Company property.

If the Company terminates your employment for Cause and after any cure period has not been satisfied by you, then the Company will pay you only the compensation and benefits that you would have earned under this Agreement through the effective date of the termination.

10.           Restrictive Covenants.

a.
Non-Solicitation.  You agree that during your employment and for a period equal to  twelve (12) months, you will not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees, consultants, customers, agents, vendors, suppliers or any other party doing business with the Company, with whom you had material business contact with or had confidential information regarding (in each case during the twelve (12) months prior to the termination of your employment) their employment, agency or other relationship with the Company or to render services for or transfer their business from the Company, and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.  In recognition of the fact that irreparable injury will result to the Company in the event of a breach by you of your obligations under this paragraph, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, you acknowledge, consent and agree that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by you.

a.
Non-Compete.  You agree that during your employment with the Company and for a period equal to twelve (12) months immediately following the termination of your employment with the Company, you will not, without the prior written consent of the Company, in the Territory (as defined below), work in the same or similar capacity to your role at the Company or in a management role for any person or entity (including yourself) you engaged in business which competes with  the business engaged in by the Company during the last twelve (12) months of your employment and with which business you were materially involved in the last twelve (12) months of your employment. For the purposes of this provision, the Territory shall refer to any area within 20 miles of any European city (a) in which the Company has done business in the twelve (12) months prior to the termination of your employment or is doing business at the time of the termination of your employment and in relation to such business you were either privy to confidential information or were materially involved; or (b) that is part of a planned roll-out, upon which the Company has expended material resources and in relation to which you have participated in formulating.

c.
Outside Interests.  you will not at any time during your employment, except in the proper course of your employment or with prior written consent of the Company and whether  directly or indirectly, paid or unpaid and whether or not during or outside office hours: (a) be engaged or concerned in the conduct of; (b) be or become an employee, agent, partner, consultant or director of; (c) assist or have any financial interest in; or (d) undertake any steps of any kind to promote or establish, (in each case) any other actual or prospective business, organization or profession.   This will not prevent you from engaging in charitable work and organizations which help promote the status of the Company, or in participating in management of personal investments, family and civic activities.  Nothing shall prevent you from holding shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognized investment exchange.

11.           UK Employment Agreement.

Upon establishing the United Kingdom enterprise and if necessary to comply with English law, you and the Company will negotiate, in good faith, the terms and conditions of an employment agreement between you and the Company which is subject to English law and which is materially consistent with the terms set forth herein, with only such changes as may be necessary to comply with English law and practice.  The cost of this employment agreement shall be borne fully by the Company and you shall be fully reimbursed for reasonable attorney fees in connection with such agreement.

12.           Miscellaneous.

a.
Employment Pre-conditions.  As a condition of your employment with the Company, you will furnish and will continue to furnish the Company with all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986 and the UK Asylum and Immigration Act of 1996.  In addition, to the extent that background and credit checks have not yet been completed, this offer of employment is also contingent on receipt by the Company of credit checks and background investigation satisfactory to the Company in its sole discretion.  Finally, you will be obligated to sign and deliver to the Company the Company’s Employment, Confidential Information, and Invention Assignment Agreement (the “Employee Agreement”), in substantially the form signed by other senior executives of the Company.  Such documentation must be provided to us within three (3) business days of receipt by you of such documents from the Company or our employment relationship with you may be terminated.  The terms of this Agreement shall supersede any inconsistent terms set forth in the Employee Agreement.

b.
Prior Employment.  In your work for the Company, you will be expected to refrain from using or disclosing any confidential information, including trade secrets, of any former employer or other person to whom you have any obligation of confidentiality.  You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.  During our discussions about your proposed job duties, you assured the Company that you would be able to perform those duties within these guidelines.  You further warrant that you are neither prevented nor restricted by any court order or any obligation to any third party (whether express or implied) from entering into your employment or performing any of your obligations as an employee.

c.
Employing Entity.  In the event that the Company establishes a subsidiary entity to carry on business in the United Kingdom then you agree to additionally enter into an employment agreement with such entity on the same terms as are set out in this Agreement.  References in this Agreement to "the Company" shall, unless the context otherwise requires, include references to such entity; provided, however, all of the terms and conditions that are binding under this agreement shall be binding upon you, the Company and its successors, with only such changes as may be required in connection with the implementation of Section 10 hereof.

d.
Choice of Law/Venue.  This Agreement shall be construed under the laws of the Commonwealth of Virginia without regard for conflicts of law principles.  In the event of a dispute arising hereunder, the losing party shall reimburse the prevailing party for its reasonable legal fees and expenses.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to Zorik Gordon within three (3) business days of this letter’s date.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you.

Sincerely, ReachLocal, Inc. /s/ Zorik Gordon Zorik Gordon Chief Executive Officer

I hereby accept employment with ReachLocal, Inc. on the terms set forth in this offer letter.  I acknowledge that this letter, along with the agreement relating to proprietary rights between myself and the Company, set forth the terms of my employment with ReachLocal, Inc. and supersede any prior representations or agreements, whether written or oral.  I acknowledge that no promises, representations or commitments have been made to me concerning my employment with ReachLocal, Inc. other than those set forth in this offer letter.

ACCEPTED AND AGREED TO this 14th day of  January  2008:

/s/ John Mazur
John Mazur
1625 Dempsey Street
Mclean, Va. 22101

July 30, 2010

Mr. John Mazur
1625 Dempsey Street
Mclean, VA 22101

Re:         Amendment to Offer Letter, dated January 14, 2008 (the “Original Offer Letter”).

Reference is hereby made to the Original Offer Letter with ReachLocal, Inc. (the “Company”).  For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you and the Company have mutually agreed to amend certain provisions of the Employment Letter as set forth herein.

1.           Section 2.a. of the Original Offer Letter is hereby amended to provide that your Base Compensation is increased to £315,000, effective as of January 1, 2010.

2.           Section 2.b. of the Original Offer Letter is hereby deleted in its entirety and replaced with the following, effective as of June 1, 2010:

“b.         Incentive Compensation. The Company will establish a VIP Agent Account to which sales managers, agencies and advertisers for RLE will be linked.  During your employment, the Company will pay you a monthly commission equal to the lesser of (i) 0.5% of the Net Advertising Revenue (as defined below) generated by RLE in that calendar month in excess of Six Hundred and Fifty Thousand Pounds (£650,000) or (ii) Twelve Thousand Five Hundred Pounds (£12,500).  Commissions will be paid in accordance with the Company’s normal payroll procedures.  “Net Advertising Revenue” shall refer to the total advertising dollars spent on behalf of advertisers or agencies established under your VIP Agent Account and for which the Company has received payment during your employment, less the sum of the following:  (i) any credits, promotional or otherwise, issued to RLE advertisers or agents; (ii) any credit card charge-backs made to RLE advertisers or agencies; (iii) any other payment cancellations made by or on behalf of RLE advertisers or agencies (in each case whether relating to the current or any previous month).”

Except as set forth herein, the Original Offer Letter shall remain in full force and effect.

21700 Oxnard Street; Suite 1600; Woodland Hills, CA  91367
O: 818.936.9906; Fax: 818.337.7109

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning it to the Company.  Please retain one fully-executed original for your files.

Sincerely, ReachLocal, Inc. By: /s/ Zorik Gordon Zorik Gordon, CEO

Accepted, Acknowledged and Agreed,
this 30th day of July, 2010.

/s/ John Mazur
John Mazur

21700 Oxnard Street; Suite 1600; Woodland Hills, CA  91367
O: 818.936.9906; Fax: 818.274.0261